Exhibit 99.4

FORM OF LETTER
CAPITALSOUTH BANCORP

SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK

OFFERED PURSUANT TO SUBSCRIPTION RIGHTS
DISTRIBUTED TO STOCKHOLDERS OF
CAPITALSOUTH BANCORP

          , 2008

To Our Clients:

Enclosed for your consideration is a prospectus, dated          , 2008 (the “Prospectus”), and the “Instructions as to Use of CapitalSouth Bancorp Rights Certificates” relating to the offering (the “Rights Offering”) by CapitalSouth Bancorp (“CapitalSouth” or “Company”) of shares of Common Stock (as defined below) pursuant to non-transferable subscription rights (the “Rights”) distributed to all holders of record of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on          , 2008 (the “Record Date”). The Rights and Common Stock are described in the Prospectus.

In the Rights Offering, CapitalSouth is offering an aggregate of           shares of Common Stock, as described in the Prospectus.

The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on          , 2008 (as it may be extended, the “Expiration Time”).

As described in the accompanying Prospectus, you will receive one Right for each share of Common Stock owned at 5:00 p.m., Eastern Time, on the Record Date. Each Right will allow you to subscribe for           shares of Common Stock (the “Basic Subscription Right”) at the cash price of $      per full share (the “Subscription Price”). For example, if you owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, you would receive 100 Rights and would have the right to purchase           shares of Common Stock (rounded down to           shares, with the total subscription payment being adjusted accordingly, as discussed below) for the Subscription Price.

In the event that you purchase all of the shares of Common Stock available to you pursuant to your Basic Subscription Right, you may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability and the allocation process more fully described in the Prospectus.

You will be required to submit payment in full for all the shares you wish to buy with your Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if you wish to maximize the number of shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock available to you, assuming that no stockholder, other than you has purchased any shares of Common Stock pursuant to the Basic Subscription Right. CapitalSouth will eliminate fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.

CapitalSouth can provide no assurances that you will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. CapitalSouth will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our stockholders exercise their Basic Subscription Rights in full, and we will only honor an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Rights.

•	To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Time, and your excess subscription payment received by the Subscription Agent will be returned, without interest, as soon as practicable.

•	To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege. See “The Right Offering — The Rights — Over-Subscription Privilege.”

The Rights will be evidenced by a non-transferable Rights certificate (the “Rights Certificate”) and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES AND SALES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., Eastern Time, at the Expiration Time. Once you have exercised the Basic Subscription Right or the Over-Subscription Privilege, such exercise may not be revoked.

Additional copies of the enclosed materials may be obtained from our subscription agent, Registrar and Transfer Company at 1 (800) 368-5948 (toll free), Monday through Friday (except bank holidays), between 10 a.m. and 4 p.m., Eastern Time. You also may direct questions or requests for assistance concerning the rights offering to Registrar and Transfer Company.

Very truly yours,

Record Holder

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